SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2022

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	000-26584	91-1691604
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10 S. First Avenue Walla Walla, Washington		99362
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code) (509) 527-3636

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	BANR	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Director Retirements

Banner Corporation (“Company”) and its financial institution subsidiary Banner Bank (“Bank”), announced that on February 28, 2022, Brent A. Orrico, a member and chairman of the boards of directors (the “Boards”) of the Company and the Bank, informed the Company that he would not stand for re-election as a member of the Company’s Board at the Company’s 2022 Annual Meeting of Shareholders (“Annual Meeting”). Mr. Orrico’s decision not to stand for re-election to the Board was not a result of any disagreement with the Company pertaining to the Company’s operations, policies or practices. Mr. Orrico also resigned from the Bank’s Board, with concurrent effect.

On March 1, 2022, Merline Saintil, a member of the Boards of the Company and the Bank, informed the Company that she will resign from the Boards effective upon the adjournment of the Company’s 2022 Annual Meeting. Ms. Saintil’s resignation was not a result of any disagreement with the Company pertaining to the Company’s operations, policies or practices.

(d) Appointment of New Directors

On February 28, 2022, the Boards of the Company and the Bank appointed Margot James Copeland and Paul J. Walsh as members of the Boards of Directors of the Company and the Bank. Ms. Copeland will serve on the Compensation and Human Capital Committee and the Credit Risk Committee. Mr. Walsh will serve on the Audit and Risk Committees. Both Ms. Copeland and Mr. Walsh became directors effective March 1, 2022.

 Margot James Copeland specializes in developing strategies in the areas of workforce development and management, leadership, diversity & inclusion, philanthropy, and community outreach & engagement. Ms. Copeland has over 20 years of experience with her previous positions being at KeyBank (a subsidiary of KeyCorp (NYSE: KEY)) and its affiliate, KeyBank Foundation, in Cleveland, Ohio. At KeyBank, she was Executive Vice President and Director Corporate Philanthropy and Community Engagement from 2001 through 2019; during the same period, she served as Board Chair and Chief Executive Officer for KeyBank Foundation. As a corporate officer and leader of corporate philanthropy and civic engagement, Ms. Copeland was a member of KeyBank’s Corporate Social Responsibility Council, which focused on philanthropic investments, corporate citizenship, and regulatory and corporate strategy. She was also a member of the Diversity & Inclusion Council and she served as KeyBank’s Chief Diversity Officer from 2001 through 2013. Prior to joining KeyBank, Ms. Copeland served on the Advisory Board of US Bank (formerly Firstar) from 1998 through 2001. Ms. Copeland received a Master’s degree from The Ohio State University, a Bachelor of Science in Physics from Hampton University, Hampton, Virginia and an Honorary Doctorate of Humane Letters from Cuyahoga Community College, Cleveland, Ohio. With her vast experience in social responsibility and her long-tenured connection to banking, we believe that Ms. Copeland will be an excellent addition to the Board of Directors.

 Paul J. Walsh is a technology leader with more than 25 years of experience in both scale and scope with some of the most respected brands in the industry. Mr. Walsh is currently Senior Vice President, Head of Digital, Engineering, and IT at Sony Interactive Entertainment (part of Sony Group Corp, NYSE: SONY) in Kirkland, Washington, which he joined in January 2022. He was an Executive-In-Residence with Adobe (NYSE: ADBE) in Kirkland, Washington, from 2021 to 2022. Mr. Walsh served as Senior Vice President and Global Chief Digital Officer with Lenovo (OTCM: LNVGF) in Kirkland, Washington, from 2018 to

2020. Prior to Lenovo, Mr. Walsh served as Senior Vice President, Platform Strategy & Innovation for Visa Inc. (NYSE: V) in Kirkland, Washington, from 2016 to 2018. Mr. Walsh previously served as the Global Chief Information Officer at Dell (NYSE: DELL) in Austin, Texas, from 2013 through 2015. Mr. Walsh is also an experienced advisory board member. Mr. Walsh received a Bachelor of Science, BSc Computer Science at Griffith College, Dublin, Ireland. With his advisory board experience and technical background, we believe Mr. Walsh will be an important addition to the Board of Directors.

 Please refer also to the press release dated March 4, 2022, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

There are no family relationships between Ms. Copeland and Mr. Walsh and any director or other executive officer of the Company or the Bank; and Ms. Copeland and Mr. Walsh were not appointed as directors pursuant to any arrangement or understanding with any person. Neither Ms. Copeland nor Mr. Walsh has engaged in any transaction with the Company or the Bank that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission.

Item 9.01  Financial Statements and Exhibits.

(d)         Exhibits

99.1.     Press Release of Banner Corporation dated March 4, 2022
104       Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

Date: March 4, 2022	By:/s/Peter J. Conner
Peter J. Conner
Executive Vice President and Chief Financial Officer